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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               H.B. Fuller Company
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Minnesota                                 41-0268370
     ----------------------------------------------------------------------
        (State of incorporation                        (I.R.S. Employer
            or organization)                          Identification No.


   1200 Willow Lake Boulevard, St. Paul, Minnesota               55110-5101
--------------------------------------------------------------------------------
       (Address of principal executive offices)                  (Zip Code)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

         Securities Act registration statement file number to which this form relates: N/A (if applicable).

     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class to               Name of each exchange on which each
        be so registered                       class is to be registered
     ----------------------               -----------------------------------
          Common Stock                           New York Stock Exchange
        Purchase Rights


         Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

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Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

                          Common Stock Purchase Rights

     Each share of our common stock carries with it one common stock purchase right. Each right entitles the registered holder to purchase from us one share of common stock at an exercise price of $90, subject to adjustment.

     Until the distribution date for the rights, they will be evidenced by certificates representing shares of common stock and will be transferred only with the shares of common stock. The rights will separate from the shares of common stock and a distribution date for the rights will occur upon the earlier of the following (making the person at issue an "acquiring person"):

     o the first date of a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding voting power of our capital stock; or

     o the commencement or public announcement of a tender or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding voting power of our capital stock.

     The rights are not exercisable until the distribution date. They will expire on July 30, 2006, unless extended or redeemed by us.

     Upon the occurrence of any of the foregoing events, each holder of a right (other than rights beneficially owned by an acquiring person) will have the right to receive, upon exercise of the right at its then-current exercise price, a number of shares of our common stock having a market value of two times the exercise price of the right, subject to certain possible adjustments.

     If our company is acquired in a merger or other business-combination transaction or 50% or more of the assets or earning power of our company and its subsidiaries (taken as a whole) are sold after a public announcement that a person has become an acquiring person, then each holder of a right will have the right to receive, upon exercise of the right at its then-current exercise price, a number of common shares of the acquiring person (or in certain cases, one of its affiliates) having a market value of two times the exercise price of the right.

     The rights are redeemable at a price of one cent per right at any time before a person has become an acquiring person.


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Item 2.  Exhibits.
         --------

     1. Rights Agreement, dated as of July 18, 1996, between H.B. Fuller Company and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4 to the registrant's Current Report on Form 8-K filed July 24, 1996).

     2. Amendment to Rights Agreement, dated as of January 23, 2001, between H.B. Fuller Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the registrant's Registration Statement on Form 8-A/A filed February 5, 2001).


                                    Signature
                                    ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       H.B. FULLER COMPANY


Date:  November 5, 2002                By: /s/ Albert P.L. Stroucken
                                           -------------------------------------
                                           Its: Chairman, President, and Chief
                                                Executive Officer


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